Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 2, 2005 relating to the consolidated financial statements as of December 31, 2004 and for the period from August 23, 2004 through December 31, 2004, which appears in Core-Mark Holding Company, Inc.’s 2004 Registration Statement on Form 10. We also consent to the incorporation by reference of our report dated September 2, 2005 relating to the financial statement schedules, which appears in such Registration Statement on Form 10.

/s/    PricewaterhouseCoopers LLP

San Francisco, California

December 1, 2005